AMENDED AND RESTATED PROMISSORY NOTE

This is an amendment and restatement of the $50,000.00 promissory note issued on November 15, 2012 by and between NutraFuels, Inc., a Florida corporation formerly known as NutraFuels, LLC, a Florida limited liability company to Michael Smyth, an individual (the “Original Promissory Note”).  This Amended and Restated Promissory Note (the “Amended and Restated Promissory Note”) is effective on October 30, 2014.

FOR VALUE RECEIVED, NUTRAFUELS, Inc, a Florida corporation (the “Maker”), promises to pay to the order of Michael Smyth, an individual (the “Holder”), the principal amount of fifty thousand dollars ($50,000.00), together with interest accrued under the Original Promissory Note but not paid as of the date hereof shall be due and payable together with interest hereunder on or before January 15, 2015.  At no time shall the aggregate obligation of Maker to Holder exceed the principal sum of this Amended and Restated Promissory Note plus accrued but unpaid interest on amounts previously received.  Maker may at any time prior to conversion, redemption or repayment in full of this Amended and Restated Promissory Note repay all or any part of said loans under this Amended and Restated Promissory Note.

1. Interest.  The outstanding principal balance of this Interest shall accrue on the outstanding principal balance of this Amended and Restated Promissory Note at a fixed rate of ten (10%) percent per annum.  Interest shall be calculated on the basis of a 365-day year.

2.  Interest Method of Payment; Application.  Payments (including all prepayments) received by Holder on this  Amended and Restated Promissory Note shall be applied first to the payment of accrued and unpaid  interest and only thereafter to the outstanding principal balance of this Amended and Restated Promissory Note.

3. Conversion.  Holder  shall  have  the  right  to  convert  the outstanding  principal  balance of and accrued  interest on this Amended and Restated Promissory Note, or such lesser portion thereof as Holder may elect, into Shares  ("Shares") of Maker's Common Stock (the “Common Stock”) at any time unless this Amended and Restated Promissory Note is sooner redeemed or paid in full.  In the event that Maker undertakes a corporate restructuring this Amended and Restated Promissory Note shall be binding upon any successor entity or assign.

Upon any conversion of this Amended and Restated Promissory Note, the sum of the principal balance and accrued interest to be converted shall be converted into shares of the Maker’s Common Stock (the “Conversion Shares”).  The per share conversion price (the “Conversion Price”) shall be $1.00 per share.

Upon any conversion of this Amended and Restated Promissory Note, Holder shall deliver to Maker at Maker's principal  office  this  Amended and Restated Promissory Note (or of any replacement Note), together with the written notice of election to convert (the "Notice of  Conversion") attached hereto as Exhibit A and made a part  hereof.  Conversion shall be deemed to have been effected on the date when such delivery of the conversion notice is actually made.  As promptly as practicable thereafter, Maker shall issue and deliver to or upon the written order of Holder a certificate or certificates for the number of Shares to which the Holder is entitled.  Upon conversion of only a portion of the principal of this Amended and Restated Promissory Note, Maker shall issue and deliver  to, or upon the written  order of Holder, a new note in the principal amount of this Amended and Restated Promissory Note not converted, which new Amended and Restated Promissory Note shall entitle the Holder to interest on the principal amount to the same extent as if the unconverted portion of this Amended and Restated Promissory Note had not been surrendered for conversion.  Maker covenants that all Shares, which may be issued upon conversion, will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges caused or created by Maker with respect to the issuance.

4. Prepayment.  Maker may prepay the principal and accrued interest due at any time without penalty.

5. Notices.  All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally known overnight delivery service for next day delivery, (iii) delivered in person or (iv) sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted and the telephone number of the recipient’s telecopier or facsimile machine (with a copy thereof sent in accordance with clause (i), (ii) or (iii) above).  All notices shall be deemed to have been given upon receipt. All notices shall be addressed to the parties at the addresses below:

To the Maker:  NutraFuels, Inc., 6601 Lyons Rd. L-6, Coconut Creek, FL 33073

To the Holder:  Michael Smyth, 11 Titicus Mountain Road, New Fairfield, CT 06812

6. Governing law.  This Amended and Restated Promissory Note shall be governed by, and shall be construed and interpreted in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of laws thereof.

7. Entire agreement.  This Amended and Restated Promissory Note constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified, amended, or changed except in writing.

8. Benefits; binding effect.  This Amended and Restated Promissory Note shall be for the benefit of, and shall be binding upon, the Maker and the Holder and their respective successors and assigns.

9. Jurisdiction and venue.  Any claim or dispute arising out of, connected with, or in any way related to this Amended and Restated Promissory Note shall be instituted by the complaining party and adjudicated in a court of competent jurisdiction located in Broward County, Florida.

10. Headings.  The headings contained in this Amended and Restated Promissory Note are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

11. Amendment.  The effect of this Amended and Restated Promissory Note is to amend and restate the Original Promissory Note. This Amended and Restated Promissory Note shall constitute a renewal, extension and modification of the terms of the Original Promissory Note and evidences the same indebtedness that existed under the Original Promissory Note.  To the extent that any rights, benefits or provisions in favor of Holder existed in the Original Promissory Note as of the date hereof, then such rights, benefits or provisions are acknowledged to be and to continue to be effective from and after the date of the Original Promissory Note.  The Maker and the Holder agree and acknowledge that any and all rights, remedies and payment provisions under the Original Promissory Note, as hereby amended and restated, shall continue and survive the execution and delivery of this Amended and Restated

Promissory Note.  The Maker and the Holder further agree and acknowledge that any and all amounts owing or otherwise due under or pursuant to the Original Promissory Note immediately prior to the effectiveness of this Amended and Restated Promissory Note shall be owing and otherwise due pursuant to this Amended and Restated Promissory Note.  All references to the Original Promissory Note in any agreement, instrument or document executed or delivered in connection herewith or therewith shall be deemed to refer to this Amended and Restated Promissory Note, as the same may be amended, restated, supplemented or otherwise modified from time to time.

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Promissory Note as of the date first written above.

NutraFuels, Inc.

_____________________________

Edgar Ward, President

_____________________________

Michael Smyth, Holder